This filing is made pursuant to Rule
PROSPECTUS SUPPLEMENT NO. 5 TO          424(b)(3) under the Securities Act of
PROSPECTUS DATED JANUARY 15, 2002       1933 in connection with Registration No.
                                        333-71896


                   LABORATORY CORPORATION OF AMERICA HOLDINGS

                                  $744,000,000
 Aggregate Principal Amount at Maturity of Liquid Yield Option(TM)Notes due 2021
                          (Zero Coupon - Subordinated)
                                      and
         Common Stock issuable upon Conversion or Purchase of the LYONs

                                   ---------

     This prospectus supplement will be used by the holders of LYONs listed below to resell their LYONs or the shares of our common stock, par value $0.10 per share, issuable upon conversion or purchase of the LYONs.

     You should read this prospectus supplement together with the prospectus dated January 15, 2002, which is to be delivered with this prospectus supplement.

     The table below sets forth additional and updated information concerning beneficial ownership of the LYONs, and supplements and, to the extent inconsistent with, amends the table appearing under the caption "Selling Securityholders" beginning on page 37 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. In addition, the information set forth below regarding all other holders of LYONs or future transferees, pledgees, donees, assignees or successors of any holders supersedes the information regarding such other holders appearing on page 41 of the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

                                                  Aggregate         Percentage                       Percentage of
                                               Principal Amount      of LYONs     Number of Shares   Common Stock
                                                at Maturity of      Outstanding   of Common Stock    Outstanding
                                               LYONs Owned and     Prior to the    Owned and that    Prior to the
Name                                           that May be Sold      Offering      May be Sold(1)     Offering(2)
----                                           ----------------    ------------   ----------------   ------------
Continental Assurance Company Separate
Account (E)                                       $3,600,000             *             24,139              *

Continental Casualty Company                      17,400,000            2.34%         116,673              *

Merrill Lynch, Pierce, Fenner and Smith,
  Inc (6)                                          5,345,000             *             35,840              *

Pacific Life Insurance                             1,000,000             *              6,705              *

Teachers Insurance and Annuity Association        16,000,000            2.15%         107,286              *

All Other Holders of LYONs or Future

Transferees, Pledgees, Donees, Assignees or
Successors of any Holders (3) (4)                 13,925,000            1.87%          93,372              *
--------------------------------------------------------------------------------------------------------------------
Total (5)                                       $744,000,000             100%       4,988,817             7.05%

---------
* Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     6.7054 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of LYONs--Conversion Rights--Conversion Adjustments and Delivery of Common Stock" beginning on page 16 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 70,764,255 shares of common stock outstanding as of February 13, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in future prospectus supplements, as required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of LYONs, do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the LYONs at the initial conversion rate.

(5) Total number of shares of common stock that may be sold and the related percentage of common stock outstanding assumes the conversion in full of all LYONs outstanding. However, as described under "Description of LYONs--Conversion Rights" beginning on page 14 of the prospectus, a holder of a LYON otherwise entitled to a fractional share of our common stock will receive cash equal to the then current sale price of the fractional share.

(6) Merrill Lynch, Pierce Fenner and Smith, Inc. was the initial purchaser in connection with the private placement of the LYONs and, along with certain of its affiliates, has engaged and may engage in investment banking transactions with us and has from time to time acted as a financial advisor to us.

                                   ---------

     Investing in the LYONs involves risks that are described in "Risk Factors Relating to the LYONs" beginning on page 8 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



          The date of this prospectus supplement is February 15, 2002



(TM)Trademark of Merrill Lynch & Co., Inc.


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